Amendment to Employment Agreement

As you know, Western Reserve Bancorp elected to participate in the Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP).  As long as we are a participant, we must comply with certain TARP compensation provisions.

One of these provisions involves your Change in Control Agreement.  It is necessary that you waive your rights to any “golden parachute” payment (or any similar payment that could be considered a “golden parachute” under U.S. Treasury Rules) during the time that we are a participant in TARP.

Also, you must agree to a “clawback” of any bonus or incentive compensation payment that is later found to have been made based on materially inaccurate financial statements or performance criteria.

WESTERN RESERVE BANCORP, INC.

By:

Acknowledged and accepted:

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